Exhibit 23.1

To:           The Board of Directors and Stockholders
China Teletech Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated September 5, 2009, on the consolidated financial statements of China Teletech Limited as of and for the years ended December 31, 2008 and 2007, and our review report dated September 5, 2009 on the unaudited consolidated financial statements of China Teletech Limited as of June 30, 2009 and 2008 for the three-month and six-month periods then ended on Form 10 of China Teletech Limited.

/s/   Samuel H. Wong & Co., LLP

Samuel H. Wong & Co., LLP
Certified Public Accountants

South San Francisco, California
November 2, 2009